Exhibit 10.1

Kraft

Corporate Recovery Services, LLC

March 29, 2005

Gregory Breetz

Audit Committee Chair

Yak Communications Inc.

300 Consilium Place, Suite 500

Toronto, ON Canada M1H 3G2

Canada

RE:	Engagement Letter

Mr. Breetz:

Thank you for choosing us (“Kraft Corporate Recovery Services, LLC” or “Kraft”) to consult with Yak Communications Inc. (“You” or “Company”) in connection with your effort to evaluate various business opportunities (the “Project”).

This letter agreement outlines our understanding of the services we have been asked to perform and the terms of our fee arrangement, replacing all previous agreements between you and us, whether written or oral, with respect to the matters set forth below. If at any time you have any questions or can identify some action on our part that would better suit your needs, please do not hesitate to contact us.

Scope of Engagement & Fees.

In connection with our consultation, we will assist you in evaluating various business opportunities that you may identify from time to time. This may include, but not be limited to, due diligence for business combinations such as mergers, acquisitions, or joint ventures. As specified by you, our work product may commonly include oral discussions, email correspondence, written reports, and/or other forms such as financial models.

Our customary fees for services range from $125 to $245 per hour, which will be tracked and accounted in ¼ hour increments.

Billing & Payment.

An invoice will be issued to you at or near the end of each calendar month and will be payable within 30 days of receipt.

This engagement may be terminated by you or us at any time upon receipt of express notification of termination. In such event, you will be responsible for any unpaid fees and disbursements incurred prior to the effective date of termination and for reasonable and necessary legal fees and costs incurred by us to collect unpaid amounts.

Disbursements.

In addition to the fees for consulting services, you will be billed for all direct costs that we incur on your behalf. Examples include photocopies, long distance telephone calls, facsimile receipt and transmission, delivery and courier services, and travel expenditures. Depending on the nature of the disbursement, we may ask that certain out-of-pocket charges be billed directly to you.

Acknowledgments.

You acknowledge that we are not guaranteeing that you will succeed with the Projects in any way, or that if you do, you will attain any specific level of profitability or other economic value.

You acknowledge that the signature date of this letter agreement is March 29, 2005, however, the Projects began on or around December 15, 2004. Accordingly, the effective date of this letter agreement is December 15, 2004.

You acknowledge that Kevin Crumbo, a member of Kraft, is a member of the Board of Directors of the Company. Accordingly, this agreement is executed, subject to the approval of any committee (e.g., Audit Committee) or other person within the Company whose approval is required for the execution of this Agreement by and on behalf of the Company. Additionally, the Company agrees to make all required disclosure regarding this Agreement and any Projects with respect to which we perform services as contemplated by this Agreement.

Legal Issues.

While we will utilize reasonable efforts to complete the work associated with this consultation, you understand that it is extremely expensive for a small firm such as ours to ensure for all costs that may be associated with legal proceedings related to the Projects. Consequently, you agree to the following:

You agree to defend, indemnify and hold us harmless from and against all claims, proceedings, demands and causes of action of any kind or nature arising out of or relating to this Agreement, any Project or any dealings, transactions and/or business combinations included in, or related to, the work outlined above, unless except for claims based upon and finally judicially-determined to have resulted from fraudulent conduct of Kraft or any of its employees.

With regard to the two preceding paragraphs, “legal proceedings” include trials, arbitrations, settlements, and any similar controversies. “Indemnification” includes reimbursement for any and all awards, damages, and other amounts payable to other parties. In addition, “indemnify” includes a requirement to reimburse and/or pay any associated legal fees whether any opposing party prevails or not.

Agreement & Acceptance.

If the terms and conditions set forth in this letter are satisfactory, please execute this letter with your signature below. Retain one copy of this letter for your files and return the other to us with your original signature via mail. The mailing should be sent to 555 Great Circle Road, Suite 200, Nashville, Tennessee, 37228

We encourage you to contact us at any time with any questions you may have. We appreciate your confidence and look forward to working with you.

Sincerely,

Kraft Corporate Recovery Services, LLC

By:	/s/ Kevin W. Crumbo
Kevin W. Crumbo. Member

AGREED TO AND ACCEPTED:

By:	/s/ R. Gregory Breetz
R. Gregory Breetz, Audit Committee Chair

Date: 3/31/05